Exhibit 99.1

Gaia Reports First Quarter 2020 Results

Positive Adjusted EBITDA and Cash Flow from Operations

BOULDER, CO, April 27, 2020 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights vs. Same Year-Ago Quarter

▪	16% increase in revenues to $14.5 million.
▪	Generated positive Adjusted EBITDA, an improvement of $4.1 million.
▪	Generated $2.0 million in cash flow from operations, an improvement of $4.7 million.

“For the second quarter in a row, we generated positive Adjusted EBITDA and cash flow from operations,” said Paul Tarell, Gaia’s CFO. “We remain on track to be free cash flow positive beginning in July, which has been further supported by an uptick in new member growth as a result of the stay-at-home orders that began in mid-March and have continued through April.”

First Quarter 2020 Financial Results

Revenues in the first quarter increased 16% to $14.5 million from $12.5 million in the year-ago quarter. This was primarily due to growth in paying members and an increase in average revenue per member. Paying members increased to 605,100 as of March 31, 2020, which includes the impact of finalizing and implementing price increases in the first quarter. As of April 27th, Gaia has surpassed 625,000 paying members.

Gross profit in the first quarter increased 16% to $12.6 million compared to $10.9 million in the year-ago quarter. Gross margin declined slightly to 86.9% versus 87.2% in the year-ago quarter primarily due to increased amortization for content released in 2019 but was unchanged from the fourth quarter of 2019.

Total operating expenses in the first quarter declined 8% to $15.9 million from $17.3 million in the year-ago quarter, primarily due to reductions in marketing spend. Customer acquisition costs as a percentage of revenue decreased to 52% in the first quarter of 2020 from 69% in the year-ago quarter.

Net loss in the first quarter improved significantly to $3.6 million, or $(0.19) per share, compared to a net loss of $6.7 million, or $(0.38) per share, in the year-ago quarter.

Adjusted EBITDA also improved significantly to $0.2 million compared to $(3.9) million in the year-ago quarter.

Gaia generated cash from operations of $2.0 million in the first quarter of 2020 compared to cash used of $2.7 million in the year ago quarter, an improvement of $4.7 million.

Gaia’s cash conversion cycle has continued to improve, with overall cash used during the quarter of $1.5 million compared to a use of $7.7 million in the year ago quarter.

As of March 31, 2020, Gaia had $10.0 million in cash compared to $11.5 million as of December 31, 2019.

Conference Call

The company will hold a conference call today at 4:30 p.m. Eastern time to discuss its first quarter 2020 results.

Date: Monday, April 27, 2020

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: (855) 327-6837

International dial-in number: (631) 891-4304

Conference ID: 10009485

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.ir.gaia.com. A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 11, 2020.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 9392365

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2020	2019
	(unaudited)
Revenues, net	$14,511	$12,467
Cost of revenues	1,901	1,600
Gross profit	12,610	10,867
Expenses:
Selling and operating	14,458	15,722
Corporate, general and administration	1,417	1,593
Total operating expenses	15,875	17,315
Loss from operations	(3,265)	(6,448)
Interest and other income (expense), net	(246)	37
Loss before income taxes	(3,511)	(6,411)
Income tax expense	69	—
Loss from continuing operations	(3,580)	(6,411)
Loss from discontinued operations	—	(315)
Net loss	$(3,580)	$(6,726)
Loss per share-basic and diluted:
Continuing operations	$(0.19)	$(0.36)
Discontinued operations	-	(0.02)
Basic and diluted net loss per share	$(0.19)	$(0.38)
Weighted-average shares outstanding:
Basic and diluted	18,482	17,890

Adjusted EBITDA*	$169	$(3,949)

* See definition and reconciliation on following page.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended March 31,
(in thousands)	2020	2019
	(unaudited)
Net cash provided by (used in):
Operating activities - continuing operations	$2,006	$(2,760)
Operating activities - discontinued operations	—	19
Operating activities	2,006	(2,741)
Investing activities	(3,601)	(4,924)
Financing activities	120	—
Net change in cash	$(1,475)	$(7,665)

Reconciliation of Loss from Continuing Operations to EBITDA and Adjusted EBITDA

	For the Three Months Ended March 31,
(in thousands)	2020	2019
	(unaudited)
Loss from continuing operations	$(3,580)	$(6,726)
Interest expense (income), net	246	(37)
Provision for (benefit from) income taxes	69	—
Depreciation and amortization expense	2,969	2,220
EBITDA	(296)	(4,543)
Share-based compensation expense	465	594
Adjusted EBITDA	$169	$(3,949)

EBITDA represents net loss before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2020	2019
	(unaudited)
ASSETS
Current assets:
Cash	$10,019	$11,494
Accounts receivable	1,944	2,310
Prepaid expenses and other current assets	2,046	2,443
Total current assets	14,009	16,247
Building and land, net	22,493	22,681
Media library, software and equipment, net	37,924	36,921
Goodwill	17,289	17,289
Investments and other assets	13,148	13,034
Total assets	$104,863	$106,172
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$11,274	$10,594
Deferred revenue	10,677	8,025
Total current liabilities	21,951	18,619
Long-term debt	16,717	18,433
Deferred taxes	276	206
Total liabilities	38,944	37,258
Total equity	65,919	68,914
Total liabilities and equity	$104,863	$106,172